UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Thompson, Cary
   c/o Aames Financial Corporation
   350 S. Grand Ave.
   52nd Floor
   Los Angeles, CA  90071
   USA
2. Issuer Name and Ticker or Trading Symbol
   Aames Financial Corporation
   AAM
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   June 30, 1996
5. If Amendment, Date of Original (Month/Year)
   June 30, 1996
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chief Executive Officer****
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
Employee Stock Option (R|$11.92  |7/24/|J*  |15,000     |A  |**   |7/24/|Common Stock|15,000 |       |15,000      |D  |            |
ight to Buy)            |        |95   |    |           |   |     |05   |            |       |       |            |   |            |
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Employee Stock Option (R|$21.50  |11/14|J*  |2,250      |A  |11/14|11/14|Common Stock|2,250  |       |2,250       |D  |            |
ight to Buy)            |        |/95  |    |           |   |/95  |/05  |            |       |       |            |   |            |
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Employee Stock Option (R|$17.25  |3/11/|J*  |750,000    |A  |***  |3/11/|Common Stock|750,000|       |750,000     |D  |            |
ight to Buy)            |        |96   |    |           |   |     |06   |            |       |       |            |   |            |
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
Explanation of Responses:
*Issued under stock option plan in compliance with old 16(b)(3) rule.
**1/36th on 7/24/95 and 1/36th on the last day of the month until fully vested.
***1/5th vests on grant date and 1/5th on anniversary of grant date.
****At the time this form was originally filed, the reporting person was the Company's Chief Operating Officer and
Director. Presently, the reporting person is the Company's Chief Executive Officer.
NOTE: Share amounts and exercise prices adjusted for 3-to-2 split on 5/17/96.
NOTE: The purpose of this amendment is to correct the 11/14/95 grant date (originally reported as 12/30/95) and the 11/14/05 expiration date (originally reported as 12/30/05).
SIGNATURE OF REPORTING PERSON
Cary H. Thompson
DATE
11/10/97